Exhibit 99.1

Guerrilla RF Reports Continued Growth in its Second Quarter of 2022, Despite Global Supply Chain Issues

GREENSBORO, NC—August 12, 2022—Guerrilla RF, Inc. (OTCQX: GUER) (the “Company” or “Guerrilla RF”) reported financial results for its second quarter, which ended on June 30, 2022.

“I am encouraged by the progress we have made, in particular, the design wins that we continue to gain and the new opportunities that we are uncovering in the medium and long term,” said Ryan Pratt, Founder, and CEO.

The Company reported total sales of $3.1 million in Q2 2022. This was an 10.4% increase year-over-year from the $2.8 million in the second quarter of 2021 (Q2 2021). Overall, Guerrilla RF achieved a 24.6% increase in revenue year-to-date, with $7.0 million for the first two quarters of 2022 compared to $5.6 million for the prior year period. Although the Company’s primary focus continues to be product sales, there was a year-over-year increase of 72.3% in royalty revenue for the quarter and a 53.8% increase for the six months ending June 30, 2022. The Company reported royalty revenue of $226 thousand in Q2 2022, compared to $131 thousand in Q2 2021.

The Company is well positioned to provide products for an evolving automotive market, where more manufacturers are moving to the production of electric vehicles (EVs). These EVs will increasingly rely on the kind of products Guerrilla RF produces. Guerrilla RF continues to make significant investment in research and development, as well as sales and marketing. Guerrilla RF invested almost twice as much in research and development in Q2 2022, compared to Q2 2021. The Company also invested almost twice as much in sales and marketing, $1.2 million in Q2 2022, compared to $649 thousand in Q2 2021. The administration costs increased on a year-over-year comparative basis by $886 thousand, in part as a result of being a public company. Interest expenses saw a sharp year-over-year comparative basis decrease from

$161 thousand to $71 thousand.

“Today, we announced a debt funding of $8 million for Guerrilla RF,” Ryan Pratt also said. “This non- dilutive capital allows the Company to continue to execute on its strategic plan.”

Q2 2022 Highlights:

●	Continued investment into both research and development and sales and marketing

●	Year-over-year comparative revenue increased by 10.4%, and YTD revenue increased by 24.6%

●	Five new products were released in Q2 2022, bringing the total products available to 108

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

Three Months Ended June 30,
	2022	2021
Product shipments	$2,860,916	$2,665,997
Royalties	226,434	131,423
Total	3,087,350	2,797,420
Direct product costs	1,277,759	1,100,118
Gross Profit	1,809,591	1,697,302
Operating Expenses:
Research and development	2,016,934	1,060,532
Sales and marketing	1,169,435	649,071
General and administrative	1,263,730	377,641
Total Operating Expenses	4,450,099	2,087,244
Operating Loss	(2,640,508)	(389,942)
Interest expense	(70,853)	(160,828)
Other income (expenses)	(30,251)	-
Total other income (expenses), net	(101,104)	(160,828)
Net loss	$(2,741,612)	$(550,770)
Net loss per share	$(0.08)	$(0.08)

CONDENSED CONSOLIDATED BALANCE SHEETS
	June 30, 2022 (unaudited)	December 31, 2021
Assets
Cash	$1,704,730	$5,313,985
Accounts receivable, net	2,043,723	1,667,006
Inventories, net	1,795,623	1,439,014
Prepaid expense	761,103	1,187,418
Total Current Assets	6,305,179	9,607,423
Operating lease right-of-use assets	247,408	-
Property, plant, and equipment, net	4,873,519	1,027,312
Total Assets	$11,426,106	$10,634,735
Liabilities and Stockholders' Equity
Short-term debt	$5,117	$5,117
Operating lease, current portion	118,826	-
Finance lease, current portion	713,158	118,420
Accounts payable and accrued expenses	1,920,122	1,186,443
Loan agreements	1,190,638	-
Total Current Liabilities	3,947,861	1,309,980
Operating lease	130,151	-
Finance lease	2,675,998	264,347
Notes payable	144,783	144,783
Total Liabilities	6,898,793	1,719,110
Preferred stock, $.0001 par value, 10,000,000 shares authorized, no shares issued and outstanding as of June 30, 2022, and December 31, 2021	$-	$-
Common stock, $.0001 par value, 300,000,000 shares authorized, 33,234,894 and 33,222,192 shares issued and outstanding as of June 30, 2022, and December 31, 2021, respectively	3,323	3,322
Additional paid-in-capital	24,178,094	23,958,705
Accumulated deficit	(19,654,104)	(15,046,402)
Total Stockholders' Equity	4,527,313	8,915,625
Total Liabilities and Stockholders' Equity	$11,426,106	$10,634,735

About Guerrilla RF, Inc.

Founded in 2013 and based in Greensboro, NC, Guerrilla RF develops and manufactures high-performance monolithic microwave integrated circuits (MMICs) for wireless OEMs in multiple market segments – including 5G/4G macro and small cell base stations, cellular repeaters/DAS, automotive telematics such as SDARS/V2X/GPS/DAB, mission-critical military communications, navigation, and high-fidelity wireless audio. Guerrilla RF has an extensive portfolio of over 100 high-performance radio frequency (RF) and microwave semiconductor devices. The existing product line includes ultra-low noise amplifiers, gain blocks, driver amplifiers, mixers, RF switches, and linear PAs (power amplifiers) – the critical building blocks for mission-critical, performance-driven wireless applications. To date, the Company has shipped over 100 million devices and has repeatedly been included in Inc. Magazine's annual Inc. 5000 list. Guerrilla RF recently made the top Inc. 500 list for the second year in a row, coming in at No. 421 and 489 for the 2020 and 2021 rankings, respectively. For more information, please visit https://guerrilla-rf.com/ or follow the Company on Twitter and LinkedIn.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements include projections, predictions, expectations, or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of the Company and its management about future events. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond the Company's control. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described in the Company's filings with the SEC available at www.sec.gov. Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to revise or update information in this release to reflect events or circumstances in the future, even if new information becomes available.

Contact:

Sam Funchess, VP of Investor Relations sfunchess@guerrilla-rf.com

+1 336 510 7840